TOUCHSTONE STRATEGIC TRUST
AMENDMENT TO
RESTATED AGREEMENT AND DECLARATION OF TRUST
November 21, 2019
The undersigned, being a majority of the Trustees of Touchstone Strategic Trust (the “Trust”), acting pursuant to Sections 4.1 and 7.3 of the Trust’s Restated Agreement and Declaration of Trust, dated May 19, 1993, as amended (the “Declaration”), hereby adopt the following resolutions:
WHEREAS, pursuant to an amendment to the Declaration, dated March 16, 2000, the Emerging Growth Fund was established and designated as a new series of the Trust;
WHEREAS, pursuant to an amendment to the Declaration, dated January 3, 2006, the name of the Emerging Growth Fund was redesignated Mid Cap Growth Fund, such series hereinafter referred to as the “Touchstone Mid Cap Growth Fund”; and
WHEREAS, the Trustees of the Trust then in office, acting pursuant to Article IV, Section 4.1 of the Declaration, established and designated various Sub-Series, each referred to herein as a “Class,” of the Touchstone Mid Cap Growth Fund, each Class with an unlimited number of Shares.
RESOLVED, that, pursuant to Article IV of the Declaration, there is hereby established and designated one additional Class of the Touchstone Mid Cap Growth Fund, with an unlimited number of Shares, and the additional Class is hereby designated “Class R6”;
FURTHER RESOLVED, that the relative rights and preferences as between the different Classes of Shares of the Touchstone Mid Cap Growth Fund as to right of redemption and the price, terms and manner of redemption, special and relative rights as to dividends and other distributions and on liquidation, sinking or purchase fund provisions, conversions rights, and conditions under which the several Classes shall have separate voting rights or no voting rights, are as described in the prospectus and statement of additional information contained in the Trust’s currently effective registration statement under the Securities Act of 1933, to the extent pertaining to the offering of Shares of the Classes, as the same may be amended and supplemented from time to time (the “Registration Statement”);
FURTHER RESOLVED, that all Shares of each Class of the Touchstone Mid Cap Growth Fund are of equal rank and have the same powers, preferences and rights, except for such differences among such Classes as the Trustees have from time to time determined in accordance with the Declaration, and as are set forth from time to time in the Registration Statement pertaining to the offering of such Class or Classes;
FURTHER RESOLVED, that pursuant to Sections 4.1 and 7.3 of the Declaration, the Declaration be, and it hereby is, amended to incorporate the additional Class, and following execution of such amendment to the Declaration (the “Amendment”), the proper officers of the Trust be, and they hereby are, authorized to file or cause to be filed such Amendment with the Office of the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston; and
FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all actions and steps, to approve, authorize, execute, and make any and all filings, and to execute any and all documents and instruments, as they or any one of them in their sole discretion deem necessary and appropriate to carry out the foregoing.
Capitalized terms used but not defined in this amendment to the Declaration have the meanings otherwise assigned to them in the Declaration.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this Amendment as of the date first written above.

/s/Karen Carnahan	/s/Phillip R. Cox
Karen Carnahan	Phillip R. Cox

/s/William C. Gale	/s/Susan Hickenlooper
William C. Gale	Susan J. Hickenlooper

/s/Jill T. McGruder	/s/Kevin A. Robie
Jill T. McGruder	Kevin A. Robie

/s/Edward VonderBrink	/s/William H. Zimmer III
Edward J. VonderBrink	William H. Zimmer III

[Amendment to Restated Agreement and Declaration of Trust -
Mid Cap Growth Fund - Class R6]